EXHIBIT 4(b)(ix)


                        ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY


                                  EMPLOYER PLAN
                                   ENDORSEMENT

Your   Certificate   of   Participation   under  the  annuity   contract   (your
"Certificate") is changed as set out below to adapt it for use with an employee benefit plan:


   PLAN. "Plan" means the employee benefit plan named on your application or any successor plan.

   EMPLOYER. "Employer" means the employer sponsoring the Plan and named on your application, or any other employer which succeeds to its rights under the Plan.

   PLAN ADMINISTRATOR. "Plan Administrator" means the person designated as such to us in writing by the Employer. If no person has been designated, "Plan Administrator" means the Employer.

   PLAN INTERPRETATION. For purposes of the annuity contract, the Plan Administrator shall interpret the Plan and decide all questions about what is allowed or required by the Plan. We have no duty to review or interpret the Plan, or to review or approve any decision of the Plan Administrator. We are entitled to rely on the written directions of the Plan Administrator on such matters.

   APPLICABLE RESTRICTIONS. The annuity contract may be restricted by federal and/or state laws related to employee benefit plans. We may change the terms of the annuity contract and your Certificate, or administer the annuity contract and your interest in it, at any time as needed to comply with such laws.

   PLAN DISTRIBUTION PROVISIONS. Distributions of your interest allowed under the annuity contract and your Certificate may be made only at a time allowed by the Plan or required by the annuity contract. The form of any distribution of shall be determined under the Plan from among those forms of distribution available under the annuity contract. No distribution of your interest may be made without the written direction of the Plan Administrator unless required by the annuity contract. Distributions of your interest may be made without your consent when required by the Plan.

   FORFEITURE OF NON-VESTED AMOUNTS. Any portion of your interest in the annuity contract attributable to contributions by the Employer (excluding any contributions made under a salary reduction agreement with your employer) is subject to the vesting provisions of the Plan. If at any time the Plan provides for a forfeiture of an amount that is not vested, then such amount may be withdrawn and paid as directed by the Plan Administrator.

   RETURN OF EXCESS CONTRIBUTIONS. Contributions made to the annuity contract for you are subject to any limits on contributions and nondiscrimination provisions of the Plan. If the Plan Administrator determines that excess or discriminatory contributions were made, then amounts attributable to such
   contributions   may  be   withdrawn   and  paid  as   directed  by  the  Plan
   Administrator.

   ENTITLEMENT TO DEATH BENEFITS. The person or persons entitled to any portion of your interest in the annuity contract remaining payable after your death shall be determined under the Plan. No distribution of any such amount shall be made without the written direction of the Plan Administrator.



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   INVESTMENT  ALLOCATIONS AND TRANSFERS.  If the annuity contract provides that amounts held under it are allocated among separate investment funds or fixed accounts, then any such allocations and/or subsequent transfers shall be made only as required or allowed by the Plan, or as required by the annuity contract to secure a loan. No such allocation or transfer shall be made without the written direction of the Plan Administrator unless required by the annuity contract to secure a loan. Allocations or transfers with respect to your interest in the annuity contract may be made without your consent when required by the Plan or the annuity contract.

   PLAN LOAN PROVISIONS. If loans are allowed under the annuity contract, no such loan may be made unless also allowed by the Plan. Any such loan will be subject to any additional limits and conditions which apply under the Plan. No loan may be made without the written direction of the Plan Administrator. The rate of interest to be paid by you on any such loan will be fixed by the Plan Administrator, but we may require that it be at least three percentage points higher than the minimum guaranteed rate of interest, if any, that applies to that portion of your interest in the annuity contract used as security for the loan.

   QUALIFIED JOINT AND 50% SURVIVOR ANNUITY OPTION. In addition to the other payment options available under the annuity contract, payments of your interest may be made in the form of a Qualified Joint and 50% Survivor Annuity. Under this payment option, we will make equal payments to you for life at least once per year. If the person who is your spouse at the time payments commence survives you, then after your death we will make payments to such spouse at the same intervals equal to one-half of the amount of the prior payments, with such payments continuing to such spouse until his or her death. The first payment under this payment option will be made on the effective date of the payment option. The amount of the payments we will make under this payment option is based on the intervals for payments, which are subject to our approval. Amounts vary with the ages, as of the first payment date, of you and your spouse. We will require proof of the ages of you and your spouse. Monthly payments that we will make under this payment option for each $1,000 of proceeds applied will be furnished at your request. Once payments begin under this payment option, the value of future payments may not be withdrawn as a commutation of benefits.

This is a part of your Certificate. It is not a contract. It changes your Certificate only as and to the extent stated. In all cases of conflict with the other terms of your Certificate, the provisions of this endorsement shall control.

      Signed for us at our office as of the date of issue.



                  /s/ Betty Kasprowicz            /s/ James M. Mortensen

                  ASSISTANT SECRETARY             EXECUTIVE VICE PRESIDENT




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